Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
3 University Plaza, suite 405
Hackensack, NJ 07601

CONTACT:	Investor Relations:
Barry Smith
Investor Relations Manager
(973) 428-2004

Friday, February 14, 2014

EMERSON RADIO CORP. REPORTS FISCAL 2014 THIRD QUARTER RESULTS

HACKENSACK, N.J. – February 14, 2014 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its third quarter and nine month period ended December 31, 2013.

As reported by the Company in a Form 8-K filed with the SEC on October 19, 2012, the Company was informed by one its major customers, that, commencing with the Spring of 2013, this customer would discontinue purchasing from Emerson two microwave oven products that had been sold by the Company to this customer. Emerson continued shipping these two products throughout the remainder of Fiscal 2013 (the year ended March 31, 2013), with sales of such products declining through the fourth quarter of Fiscal 2013. During Fiscal 2013, these two microwave oven products comprised, in the aggregate, approximately $36.1 million, or 29.7%, of the Company’s net product sales. Emerson anticipates that the full impact of this customer’s decision will be realized by the Company in Fiscal 2014, which began on April 1, 2013. As previously disclosed by the Company, the complete loss of, or significant reduction in, business with either of the Company’s key customers will have a material adverse effect on the Company’s business and results of operations. Accordingly, this customer’s decision has had a material adverse effect on the Company’s business and results of operations in the quarter ended December 31, 2013. There can be no assurance that the Company will be able to increase sales of any products at levels sufficient to offset the adverse impact of this customer’s decision, if at all.

As a result of the above, during the third quarter and nine month periods of fiscal 2014, sales of these two products by the Company were nil as compared to approximately $8.0 million and $32.0 million during the third quarter and nine month periods of fiscal 2013, respectively.

Net revenues for the third quarter of fiscal 2014 were $20.9 million, a decrease of $3.8 million, or 15.4%, as compared to the third quarter of fiscal 2013 net revenues of $24.7 million. The decline in year-over-year net revenues was driven by lower year-over-year net product sales, slightly offset by higher year-over-year licensing revenues.

Net product sales for the third quarter of fiscal 2014 were $18.4 million, as compared to $22.6 million for the third quarter of fiscal 2013, a decrease of $4.2 million, or 18.4%. The lower year-over-year net product sales were principally driven by a $4.0 million, or 18.4%, decline in net sales of houseware products, which was the result of lower year-over-year sales of microwave ovens and wine coolers, partly offset by higher year-over-year sales of compact refrigerators. Emerson continues to confront increasing pricing pressure, which is a trend that management expects to continue.

Licensing revenue in the third quarter of fiscal 2014 was $2.4 million, as compared to $2.0 million in the third quarter of fiscal 2013, an increase of $0.4 million, or 18.0%, principally on higher year-over-year licensing revenue earned from the Company’s largest licensee.

Net revenues for the nine month period of fiscal 2014 were $63.8 million, a decrease of $41.6 million, or 39.4%, as compared to the nine month period of fiscal 2013 net revenues of $105.4 million. The decline in year-over-year net revenues was caused by lower year-over-year net product sales and lower year-over-year licensing revenues.

Net product sales for the nine month period of fiscal 2014 were $59.2 million, as compared to $99.8 million for the nine month period of fiscal 2013, a decrease of $40.6 million, or 40.7%. The lower year-over-year net product sales were principally driven by a $40.1 million, or 41.5%, decline in net sales of houseware products, which was the result of lower year-over-year sales of all products offered by the Company in the category, which is comprised of microwave ovens, compact refrigerators and wine coolers.

Licensing revenue in the nine month period of fiscal 2014 was $4.7 million, as compared to $5.6 million in the nine month period of fiscal 2013, a decrease of $0.9 million, or 16.7%, principally on lower year-over-year licensing revenue earned from the Company’s largest licensee due to lower year-over-year sales of products by this licensee bearing the Emerson ® brand name.

Operating income for the third quarter of fiscal year 2014 was $1.1 million, a decrease of $0.9 million, or 46.0%, from operating income of $2.0 million for the third quarter of fiscal year 2013, due to the lower year-over-year net revenue and higher year-over-year SG&A expenses, primarily due to higher legal fees resulting from a lawsuit that was settled by the Company in December 2013.

Operating income for the nine month period of fiscal year 2014 was $2.6 million, a decrease of $6.0 million, or 69.6%, from operating income of $8.6 million for the nine month period of fiscal year 2013, due to the lower year-over-year net revenue, higher year-over-year SG&A expenses, primarily due to higher legal fees and tax consulting fees, partially offset by lower compensation costs and the impairment write-down in September 2012 of a non-strategic trademark.

Net loss for the third quarter of fiscal 2014 was $1.4 million, as compared to net income $1.7 million for the third quarter of fiscal 2013, a decrease of $3.1 million, or 181.6%, due primarily to the payment of a $4 million settlement by the Company in December 2013 of a lawsuit, and the year-over-year decrease in operating income. Net income for the nine month period of fiscal 2014 was $0.4 million, as compared to $7.5 million for the nine month period of fiscal 2013, a decrease of $7.1 million, or 95.0%, due primarily to the year-over-year decrease in operating income and the settlement by the Company in December 2013 of a lawsuit. Diluted loss per share for the third quarter of fiscal year 2014 was $0.05, as compared to diluted earnings per share of $0.06 for the third quarter of fiscal year 2013, a decrease of $0.11 per diluted share, or 183.3%. Diluted earnings per share for the nine month period of fiscal year 2014 were $0.01, as compared to $0.28 for the nine month period of fiscal year 2013, a decrease of $0.27 per diluted share, or 96.4%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our third quarter and nine month fiscal 2014 revenues and net income declined significantly as compared to the prior year due primarily to the decision by one of our major customers to discontinue purchasing, effective Spring 2013, from the Company two microwave oven products sold throughout fiscal year 2013 by the Company to this customer, the last shipments of which were made in February and March 2013, the payment of a $4 million settlement by the Company in December 2013 of a lawsuit and intense competition within all of our product categories. We expect these factors to affect our year-over-year comparisons throughout the remainder of fiscal 2014. The Company continues to seek to implement pricing and product strategy initiatives to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net revenues:
Net product sales	$18,443	$22,608	$59,182	$99,783
Licensing revenue	2,414	2,046	4,665	5,597

Net revenues	20,857	24,654	63,847	105,380

Costs and expenses:
Cost of sales	15,986	20,484	52,605	88,759
Other operating costs and expenses	361	253	683	1,046
Selling, general and administrative expenses	3,216	1,926	7,729	5,671
Impairment of trademark	219	—	219	1,326

	19,782	22,663	61,236	96,802

Operating income	1,075	1,991	2,611	8,578

Other (loss) income:
Loss on settlement of litigation	(4,000)	—	(4,000)	—
Interest income, net	98	132	441	230

(Loss) income before income taxes	(2,827)	2,123	(948)	8,808
(Benefit) provision for income taxes	(1,446)	430	(1,324)	1,328

Net (loss) income	($1,381)	$1,693	$376	$7,480

Net (loss) income per share:
Basic	(0.05)	0.06	0.01	0.28
Diluted	(0.05)	0.06	0.01	0.28

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands except share data)

	12/31/13	3/31/13
ASSETS
Current Assets:
Cash and cash equivalents	$18,698	$21,412
Restricted cash	—	70
Short term investments	37,226	45,235
Accounts receivable, net	10,278	7,883
Other receivables	1,735	969
Due from affiliates	—	1
Inventory	5,683	3,454
Prepaid expenses and other current assets	2,603	1,873
Deferred tax assets	1,567	1,685

Total Current Assets	77,790	82,582
Property, plant, and equipment, net	210	258
Trademarks, net	—	219
Deferred tax assets	2,579	1,121
Other assets	19	104

Total Assets	$80,598	$84,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term borrowings	43	43
Accounts payable and other current liabilities	4,701	7,790
Accrued sales returns	1,106	965
Income taxes payable	169	1,281

Total Current Liabilities	6,019	10,079
Capital lease obligations	15	30
Deferred tax liabilities	207	194

Total Liabilities	6,241	10,303
Shareholders’ Equity:

Preferred shares -$.01 par value, 10,000,000 shares authorized at December 31, 2013 and March 31, 2013, respectively; 3,677 shares issued and outstanding at December 31, 2013 and March 31, 2013, respectively; liquidation preference of $3,677,000 at December 31, 2013 and March 31, 2013, respectively	3,310	3,310
Common shares — $.01 par value, 75,000,000 shares authorized, 52,965,797 shares issued at December 31, 2013 and March 31, 2013, respectively; 27,129,832 shares outstanding at December 31, 2013 and March 31, 2013, respectively	529	529
Additional paid-in capital	98,785	98,785
Accumulated deficit	(4,043)	(4,419)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total Shareholders’ Equity	74,357	73,981

Total Liabilities and Shareholders’ Equity	$80,598	$84,284